EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-165369 and 333-145424 of Ark Restaurants Corp. on Form S-8 of our report dated December 30, 2015 on our audits of the consolidated financial statements of Ark Restaurants Corp. and Subsidiaries as of October 3, 2015 and September 27, 2014 and for each of the years in the two-year period ended October 3, 2015 appearing in this Annual Report on Form 10-K of Ark Restaurants Corp. for the year ended October 3, 2015.

/s/ CohnReznick LLP

Jericho, New York

December 30, 2015